Exhibit (d)(3)
TRUST AGREEMENT
FOR
GREENVILLE FEDERAL FINANCIAL CORPORATION
2006 EQUITY PLAN
1.00 DEFINITIONS
Award. Any Retention Shares granted under the Plan.
Beneficiary. The person a Participant designates to receive any Plan benefit (or right) that is unpaid when the Participant dies. Beneficiary may be designated only by following the procedures described in the Plan.
Board. The Company’s board of directors.
Code. The Internal Revenue Code of 1986, as amended or superseded after the effective date of the Plan and any applicable rulings or regulations issued under the Code.
Committee. The Board’s Compensation Committee, which also constitutes a “compensation committee” within the meaning of Treas. Reg. §1.162-27(c)(4). The Committee will be comprised of at least three persons [1] each of whom is [a] an outside director, as defined in Treas. Reg. §1.162-27(e)(3)(i) and [b] a “non-employee” director within the meaning of Rule 16b-3 under the Act and [2] none of whom may receive remuneration from the Company or any Related Entity in any capacity other than as a director, except as permitted under Treas. Reg. §1.162-27(e)(3)(ii).
Company. Greenville Federal Financial Corporation, a federally charted stock subsidiary holding company, and any and all successors to it.
Director. A person who, on an applicable Grant Date [1] is an elected member of the Board or of a Related Board (or has been appointed to the Board or to a Related Board to fill an unexpired term and will continue to serve at the expiration of that term only if elected by stockholders) and [2] is not an Employee. For purposes of applying this definition, a Director’s status will be determined as of the Grant Date applicable to each affected Award.
Employee. Any person who, on any applicable date, is a common law employee of the Company or any Related Entity. A worker who is classified as other than a common law employee but who is subsequently reclassified as a common law employee of the Company for any reason and on any basis will be treated as a common law employee only from the date that reclassification occurs and will not retroactively be reclassified as an Employee for any purpose of this Plan.
Grant Date. The date an Award is granted.
Participant. Any Employee or Director to whom an Award has been granted and which is still outstanding.

Plan. The Greenville Federal Financial Corporation 2006 Equity Plan.
Plan Share Reserve. The Stock held by the Trustee pursuant to Section 7.00 of the Plan and not yet subject to Awards.
Related Board. The board of directors of any incorporated Related Entity or the governing body of any unincorporated Related Entity.
Related Entity. Any entity that is or becomes related to the Company through common ownership as determined under Code §414(b) or (c) but modified as permitted under Prop. Treas. Reg. §1.409A-1(b)(5)(iii)(D) and any successor to those proposed regulations.
Retention Shares. The Stock awarded or issuable to a Participant pursuant to Section 7.00 of the Plan.
Savings Bank. Greenville Federal, a savings bank chartered under the laws of the United States.
Stock. The common stock, $.01 par value per share, issued by the Company or any security issued by the Company in substitution, exchange or in place of these shares.
Trust. The trust established pursuant to Section 7.00 of the Plan.
Trustees. The people or entity approved by the Board to hold legal title to the Retention Shares for the purposes set forth herein.
2.00 ESTABLISHMENT OF THE PLAN TRUST
2.01 The Company hereby establishes the Trust upon the terms and subject to the conditions set forth herein as contemplated by the Plan.
2.02 The Trustees hereby accept the Trust and agree to hold the Trust assets existing on the date of this agreement and all additions and accretions thereto upon the terms and conditions of this agreement.
3.00 TRUST
3.01 Trust. The Trustees shall receive, hold, administer, invest and make distributions and disbursements from the Trust in accordance with the provisions of the Plan and the Trust and the applicable directions, rules, regulations, procedures and policies established by the Committee pursuant to this agreement.
3.02 Management of Trust. The Trustees shall have complete authority and discretion with respect to the management, control and investment of the Trust assets, except that the Trustees shall invest all assets of the Trust, except those attributable to cash dividends or returned capital paid with respect to Retention Shares subject to outstanding Awards and earnings thereon, in shares of Stock to the fullest extent practicable and permitted pursuant to Section 4.02, and except to the extent that the Trustees determine that the holding of monies in cash or cash equivalents is necessary to meet the obligations of the Trust. Subject to the foregoing and except as specifically set forth elsewhere in this agreement or the Plan, the Trustees shall have the power to do all things and execute such instruments as may be deemed necessary or proper, including the following powers:
     (a) To invest up to 100% of all Trust assets in shares of the Stock without regard to any law now or hereafter in force limiting investments for Trustees or other fiduciaries. The investment authorized herein may constitute the only investment of the Trust, and, in making such investment, the Trustees are authorized to purchase shares of the Stock from the Company or from any other source. Such shares of the Stock so purchased may be outstanding, newly issued or treasury shares except as limited by Section 5.01 of the Plan;
     (b) To invest any Trust assets not invested in shares of the Stock in such deposit accounts and certificates of deposit (including those issued by the Bank), obligations of the United States government or its agencies or such other investments as shall be considered the equivalent of cash;
     (c) To sell, exchange or otherwise dispose of any property at any time held or acquired by the Trust;
     (d) To cause stocks, bonds or other securities to be registered in the name of a nominee, without the addition of words indicating that such security is an asset of the Trust (but accurate records shall be maintained showing that such security is an asset of the Trust);
     (e) To hold cash without interest in such amounts as may be reasonable, in the opinion of the Trustees, for the proper operation of the Plan and the Trust;
     (f) To employ brokers, agents, custodians, consultants and accountants;
     (g) To hire counsel to render advice with respect to the Trustees’ rights, duties and obligations hereunder, and such other legal services or representation as the Trustees may deem desirable; and
     (h) To hold funds and securities representing the amounts to be distributed to a Participant or his Beneficiary as a consequence of a dispute as to the disposition thereof, whether in a segregated account or held in common with other assets of the Trust.
Notwithstanding anything herein contained to the contrary, the Trustees shall not be required to make any inventory, appraisal or settlement or report to any court, or to secure any order of court for the exercise of any power herein contained, or to give bond.
3.03 Records and Accounts. The Trustees shall maintain accurate and detailed records and accounts of all transactions of the Trust, which shall be available at all reasonable times for inspection by any legally entitled person or entity to the extent required by applicable law, or any other person determined by the Committee.
3.04 Earnings. All earnings, gains and losses with respect to Trust assets shall be allocated, in accordance with a reasonable procedure adopted by the Committee, to bookkeeping accounts for Participants or to the general account of the Trust, depending on the nature and allocation of the assets generating such earnings, gains and losses. Without limiting the generality of the foregoing, any earnings on cash dividends or returned capital received with respect to the shares of the Stock shall be allocated (a) to accounts for Participants, if such shares are the subject of outstanding Awards, and shall become earned and be distributed as specified in the Plan, or (b) otherwise to the general account of the Trust if such Retention Shares are not the subject of outstanding awards.
3.05 Expenses. All costs and expenses incurred in the operation and administration of the Plan shall be paid by the Company.
4.00 CONTRIBUTIONS; PLAN SHARE RESERVE
4.01 Amount and Timing of Contributions. The Board shall determine the amounts (or the method of computing the amounts) to be contributed by the Company to the Trust. Such amounts shall be paid to the Trustees at the time of contribution. No contributions to the Trust by Directors or Employees shall be permitted.
4.02 Investment of Trust Assets. Except as otherwise set forth in Section 3.02, the Trustee shall invest all of the Trust’s assets, after providing for any required withholding as needed for tax purposes, exclusively in shares of the Stock; provided, however, that in no event shall the Trust purchase more than 45,048 shares of the Stock, subject to adjustment as set forth in Section 5.03 of the Plan. After such investment, the shares of the Stock shall be held by the Trustees in the Plan Share Reserve until such shares of the Stock are subject to one or more Awards. Any funds held by the Trust before purchasing shares of the Stock shall be invested by the Trustee in such interest-bearing account or accounts at the Savings Bank or elsewhere or in such other instruments or investments as the Trustees shall determine to be appropriate.
4.03 Effect of Allocations, Returns and Forfeitures Upon Plan Share Reserves. Upon the allocation of Awards, or the decision of the Committee to return Retention Shares to the Company, the Plan Share Reserve shall be reduced by the number of Retention Shares so allocated or returned. Any Retention Shares subject to an Award that is forfeited by the Participant pursuant to the Plan shall be returned to the Plan Share Reserve.
5.00 DISTRUBTION OF RETENTION SHARES
5.01 Timing of Distributions. Except as otherwise provided in the Plan, Retention Shares shall be distributed to the Participant or his Beneficiary, as the case may be, as soon as practicable after the Retention Shares have been earned, together with any cash dividends, returned capital and earnings thereon with respect to Retention Shares that have been earned.

5.02 Form of Distributions. All distributions of Retention Shares, together with any shares representing stock dividends, shall be distributed in the form of shares of the Stock. No fractional shares shall be distributed. Payments representing cash dividends, returned capital and earnings thereon shall be made in cash.
5.03 Withholding. The Trustee may withhold from any cash payment made under this Plan sufficient amounts to cover any applicable withholding and employment taxes and, if the amount of such cash payment is not sufficient, the Trustee may require the Participant or Beneficiary to pay the Trustee the amount required to be withheld as a condition of delivering the Retention Shares. The Trustee shall pay to the Company or the Related Party which employs or employed such Participant or which the Participant serves or served as a Director, any such amount withheld from or paid by the Participant or Beneficiary.
5.04 Regulatory Exceptions. Notwithstanding anything to the contrary in the Plan, no Retention Shares, upon becoming fully earned and non-forfeitable, shall be distributed unless and until all of the requirements of all applicable laws and regulations shall have been met.
6.00 VOTING OF RETENTION SHARES
6.01 Not Awarded Shares. All shares of Stock held by the Trustee in the Plan Share Reserve that have not yet been awarded shall be voted by the Trustee.
6.02 Awarded Shares. A Participant shall be entitled to direct the Trustee with respect to the voting of Retention Shares that have been awarded to the Participant but are still held in the Trust, whether or not such awarded Retention Shares have been earned.
7.00 MISCELLANEOUS
7.01 Adjustments for Capital Changes. The aggregate number of Retention Shares available for issuance pursuant to the Awards and the number of Retention Shares to which any Award relates shall be proportionately adjusted for any increase or decrease in the total number of outstanding shares of Stock issued subsequent to the effective date of the Plan if such increase or decrease resulted from any split, subdivision or consolidation of shares or other capital adjustment, or other increase or decrease in such shares effected without receipt or payment of consideration by the Company.
7.02 Governing Law. This agreement shall be governed by and construed under the laws of the State of Ohio, except to the extent that federal law shall be deemed applicable.
7.03 Tax Status of Trust. It is intended that the trust established hereby be treated as a grantor trust of the Company under the provisions of Section 671 of the Code.

     IN WITNESS WHEREOF, the following Trustees execute this agreement, accepting and binding themselves to undertake and perform the obligations and duties of the Trustee hereunder and consenting to the foregoing agreement effective the ___ day of __________, 2006.

By:	(Trustee)

By:	(Trustee)

     IN WITNESS WHEREOF, Greenville Federal Financial Corporation has caused this agreement to be executed by its duly authorized officer and duly attested, all as of the ___ day of __________, 2006

GREENVILLE FEDERAL FINANCIAL CORPORATION
By:
Print Name:
Title:

ATTEST:
By:
Print Name:
	Title:	Secretary